EXHIBIT 99.2



NEWS RELEASE
For further information contact:
Greg Rosenstein                                   Kevin C. Peterson
Churchill Group Inc.                              Chief Operating Officer
(713) 781-0020                                    (713) 430-1100
FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 13, 1997

       AMERICAN OILFIELD DIVERS ANNOUNCES $10 MILLION MIX OF PROJECTS

  Houston,  TX  --  American  Oilfield  Divers,  Inc.  (NASDAQ:  DIVE) today announced it has received letters of award for three projects worth approximately $10 million, bringing its total backlog to approximately $40 million - largest in Company history.

  The three projects include a Tarpon offshore guyed caisson structure expected to be installed in Southeast Asia in the first quarter of fiscal 1998 worth approximately $2 million and a sale by Hard Suits Inc. to the Italian government worth approximately $1.2 million. The third project involves the plugging and abandonment of approximately 37 underwater wells for private industry in the Midwest. The project is scheduled to be performed by the Company's inland group over the next three years for approximately $6.6 million. Although it is possible for the project to be completed sooner, the project is expected to contribute approximately $2.2 million in revenues over each of the next three years. The three projects remain subject to the finalization of an acceptable definitive contract and the satisfaction of other conditions precedent customary to projects of this type.

  "The size and diversity of the three projects are an example of the successful implementation of our strategy to identify and exploit certain international market niches and undertake larger turnkey projects and provides momentum for us in 1998," said Rod Stanley, the Company's President and CEO.

  Statements in this press release regarding opportunities for Tarpon and Hard Suits, and in the Asia-Pacific market, and the Company's Inland/West Coast sector and other statements included herein that are not statements of historical fact are forward-looking statements involving factors that could cause actual results to vary materially from those predicted. Such forward-looking statements depend upon, among other things, further market penetration of the Tarpon and Hard Suits product line, prices of crude oil and natural gas, weather conditions in offshore markets, capital expenditures by customers and the Company's ability to procure large turnkey projects.

  American Oilfield Divers, Inc., is a leading provider of diving and intervention services, subsea products and marine construction services to the offshore oil and gas industry, primarily in the U.S. Gulf of Mexico, U.S. West Coast, internationally and to certain U.S. inland customers.


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